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                                                                  EXHIBIT 23.2


                          Consent of Grant Thornton LLP



We have issued our reports dated November 6, 1997 accompanying the consolidated financial statements and schedules of Resource America, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 1997; we have also issued our reports dated November 6, 1997 except for the earnings per share disclosures in footnote 2 for which the date is February 19, 1998 accompanying the consolidated financial statements for the years ended September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, which financial statements are included in the Registration Statement filed on Form S-3 on March 5, 1998, both of which forms are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
----------------------------
Grant Thornton LLP




Cleveland, Ohio
March 18, 1998